Exhibit 5.1

June 19, 2012

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, Colorado 80202

RE:	Bill Barrett Corporation
Registration Statement on Form S-8 relating to 6,284,884 shares of Common Stock

Ladies and Gentlemen:

I am Executive Vice President—General Counsel of Bill Barrett Corporation, a Delaware corporation (the “Company”), and have acted in such capacity in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 6,284,884 shares of the Company’s Common Stock, par value $.001 per share (the “Shares”), issuable or that in the future may be issuable by the Company pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”).

In connection with this opinion, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

The opinions expressed herein are limited in all respects to the corporation laws of the State of Delaware and the laws of the State of Colorado, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, I am of the opinion that upon the issuance of the Shares against payment therefor as provided in the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and 1 assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Francis B. Barron

Francis B. Barron

Executive Vice President — General Counsel

1099 18TH STREET

SUITE 2300

DENVER, CO 80202